UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2018

INVESTORS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36441	46-4702118
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

101 JFK Parkway, Short Hills, New Jersey	07078
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (973) 924-5100

Not Applicable
_________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 5, 2018, the Boards of Directors of Investors Bancorp, Inc. (the “Company”) and Investors Bank (the “Bank”) appointed Paul Kalamaras as Executive Vice President and Chief Risk Officer of the Company and the Bank. Mr. Kalamaras previously served as Executive Vice President and Chief Retail Banking Officer of the Company and the Bank since 2010.

As a result of the foregoing, on December 5, 2018 the Company entered into an acknowledgment and consent agreement with Mr. Kalamaras, pursuant to which Mr. Kalamaras acknowledged and agreed that the assignment of his new executive position did not constitute a breach of his employment agreement with the Company dated March 29, 2010 (the “Employment Agreement”) or an “event of termination” as defined under the Employment Agreement. Mr. Kalamaras further agreed that his new executive position of Executive Vice President and Chief Risk Officer with the Company and the Bank will be his “executive position” as described in the Employment Agreement, and that his duties and responsibilities to the Company and the Bank will be commensurate with such new executive position.

Bill Brown, Senior Vice President of Retail Banking of the Company and the Bank, has been appointed the Chief Retail Banking Officer of the Company and the Bank.

A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable

(d)	Exhibits.

Exhibit No.	Description
10.1	Acknowledgement and Consent Agreement between Paul Kalamaras and Investors Bancorp, Inc., dated December 5, 2018
99.1	Press release dated December 7, 2018 by Investors Bancorp, Inc., announcing organizational changes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INVESTORS BANCORP, INC.

DATE: December 7, 2018	By:	/s/ Kevin Cummings
Kevin Cummings
Chairman and Chief Executive Officer